Exhibit 99.7

[LETTERHEAD OF CENTERVIEW PARTNERS LLC]

The Board of Directors

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 12, 2014, to the Board of Directors of Time Warner Cable Inc. (“TWC”) as Annex F to, and reference thereto under the headings “Summary — Opinion of Financial Advisor to the TWC Independent Directors — Opinion of Centerview Partners LLC” and “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance — Opinion of Financial Advisor to the TWC Independent Directors — Opinion of Centerview Partners LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving TWC and Comcast Corporation (“Comcast”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Comcast (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

March 20, 2014